RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (the “Agreement”) is entered into as of August 21, 2008 and is by and between QualSec, a Wyoming corporation (“QualSec” or the “Company”) and Arden Kelton (“Kelton”), an individual, collectively, the Parties.

R E C I T A L S

WHEREAS, Kelton is presently serving as a Director and Officer of Qualsec,; and

WHEREAS, The Parties have agreed to terminate Kelton’s services as an Officer and Director of the Company; and

WHEREAS, the parties hereto desire to arrange for the mutually satisfactory termination of any obligations of the parties arising out of or relating to Kelton’s association with the Company.

In consideration of the foregoing recitals, the parties agree as follows:

1.

Incorporation of Recital Paragraph.  The recitals are incorporated herein by this reference.

2.

Consideration and Mutual Release.  In consideration of and subject to the terms set forth in Section 3, QualSec on behalf of itself, its partners, successors, assigns, agents, representatives, employees, affiliates, and all persons acting by, through, under or in consort with it, if any, hereby releases and discharges Kelton and his assigns, agents, and all persons acting by, through, under or in consort with him, if any, from any and all rights, causes of action, demands, damages, costs, loss of services, expenses and compensation whatsoever, claims, duties, obligations and actions which QualSec its above-mentioned agents, successors, representatives and assigns now have, or as may hereinafter arise against Kelton and his above-mentioned agents, successors and assigns, arising out of or connected in any manner with the Kelton’s actions as Officer and Director of QualSec.

3.

Terms.  In settlement, Kelton shall resign all positions as Officer and Director of QualSec, his employment agreement dated   is hereby cancelled effective upon the signing of this Agreement,    Kelton will relinquish and assign interest in a portion of his stock holdings in QualSec, by way of executing a stock power in favor of QualSec Partners for 54,700,000 shares of QualSec, leaving Kelton with ownership of 15,300,000 shares.  Kelton is also granted a consulting agreement attached to this document as Exhibit 2, and retains his interest in stock option shares previousl granted to him under a grant dated April 11, 2008, and attached as exhibit 3.

4.

Miscellaneous.

4.1

This Agreement is freely and voluntarily executed by each party after having been apprised of all relevant information and all data.  Each party, in executing this Agreement, has not relied on any inducements, promises, or representations made by any other party hereto, or their employees or agents, and the execution of this Agreement does not represent an admission of liability on the part of any party hereto.

4.2

In the event that legal proceedings are commenced to enforce or interpret any of the terms or conditions of this Agreement, or for breach of any such terms and conditions, the losing party in such proceeding shall pay to the prevailing party such reasonable sums for attorneys' fees and costs incurred as may be fixed by the court or jury in addition to any other relief to which it may be entitled.

4.3

This Agreement is to be governed by, and construed in accordance with, the laws of the State of Wyoming.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

By:  Joel Hand

Arden Kelton

Chief Executive Officer

QualSec